Exhibit 23(a)(2)

                              CERTIFICATE OF TRUST

                                       of

                         Genworth Financial Series Trust

      This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. ss.3801 et seq.).

      FIRST: The name of the statutory trust formed hereby is "Genworth Financial Series Trust" (the "Trust").

      SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80a-1 et seq.).

      THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

      FOURTH: The name and address of the Trust's registered agent for service of process in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

      FIFTH: Notice is hereby given that the Trust shall consist of one or more series. As provided in the governing instrument of the Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

      SIXTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of this 17th day of August, 2005.

                                      Genworth Financial Series Trust


                                      By:  /s/ Regina M. Fink
                                           -------------------------------------
                                           Regina M. Fink, Sole Trustee, as
                                           Trustee and not individually